CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 9th day of July, 2010 (the "Effective Date"), by and between Casson Media Group, Inc., a Delaware Corporation (the "Consultant"), whose principal place of business is 14900 Landmark Blvd., Suite 350, Dallas, Texas 7 54, and Natural Shrimp Holdings, Inc. (the "Client"), whose principal place of business is P.O. Box 400, La Cost TX 78039

WHEREAS, Consultant is in the business of providing management consulting and advisory services; and

WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client management consulting and advisory services; and

WHEREAS, Consultant is ready, willing and able to render, on a non-exclusive basis, such management consulting and advisory services to the Client as hereinafter described on the terms and conditions more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.
Consulting Services. The Client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention. The Consultant shall render to the Client the services ("Services") set forth on Exhibit A, attached hereto and incorporated herein. It is acknowledged and agreed by the Client that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Client that the management consulting and advisory services to be provided by the Consultant to the Client hereunder are not being rendered in connection with the offer and sale of investment securities or investment contracts or capital raising activities.

2.
Independent Contractor. Consultant agrees to perform the Services as an independent contractor. Nothing contained herein shall be considered to create the relationship of partnership, joint venture or employer-employee between the parties to this Agreement. The Client shall not make social security, worker's compensation or unemployment insurance payments on behalf of Consultant. From time to time, Consultant may contract with other entities to perform some of the duties of Consultant described in Exhibit A hereof or such other functions as Consultant in its sole discretion deems appropriate or necessary, and may compensate such contractors with a portion of the compensation described in Exhibit B attached hereto.

The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the Services rendered or to be rendered by Consultant hereunder. Consultant shall use its reasonable business efforts in providing Services and Client assumes the entire risk as to the results and performance of these Services.

3.
Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the Services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined in the sole discretion of the Consultant.

4.
Term of Agreement. This Agreement shall commence only upon receipt by Consultant of the compensation set forth on Exhibit B (the "Fee") and unless earlier terminated pursuant to Section 6 below, shall terminate six (6) months after the Effective Date.

5.
Compensation. In full consideration of the Services to be provided for the Client by the Consultant, as fully set forth in Exhibit A, upon execution of this Agreement, the Client shall compensate Consultant in the manner set forth in Exhibit B.

6.	Termination. This Agreement shall terminate upon the date set forth in Paragraph 4 above or as set out below:
a.	Consultant's relationship with the Client hereunder may be terminated at any time by mutual written agreement of the parties hereto.

b.
Without excusing the Client's obligations under Section 5 hereinabove, which shall continue to be effective, Consultant shall have the right and discretion to terminate this Agreement if any of the following shall occur: (i) Client violates any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client or fails to disclose such previous violations; or (ii) Client does not meet the schedule of compensation as set out in Exhibit B; or (iii) a finding that Client has made material misrepresentations to Consultant regarding Client's business or management.

c.
Without excusing the Consultant's obligations under Section 8 herein below, which shall continue to be effective, the Client may terminate this Agreement immediately upon written notice to Consultant if any of the following shall occur:

i.	Any breach of duty or habitual neglect of duty by Consultant in performing the Services;
ii.	Any material breach by Consultant of the obligations in Section 8; or
iii.	Any of the representations and warranties of the Consultant set forth in Section 1 are or become untrue.

7.
Proprietary Information. Consultant agrees that all reports, text and other materials prepared by it at the direction of the Client in the course of this engagement shall become the property of the Client. However, Client agrees that all proprietary information, contacts, know-how and methodology used by Consultant in order to perform its Services under this Agreement are the property of the Consultant and that the Client will not use such proprietary information, contacts, know-how and methodology for any commercial or other use without reference to and prior written permission by the Consultant. The obligations of Client hereunder shall not apply to any information which (a) was in the public domain at the time it was disclosed to Client; (b) enters the public domain other than by breach of this Agreement by Client; (c) is known to Client at the time of its disclosure to Client by Consultant; (d) is disclosed to Client by a third party who has the right to do so; (e) is developed by Client independently of any disclosure by Consultant hereunder; (f) is disclosed by Consultant to a third party without the restrictions and obligations imposed upon Client by this Agreement; or (g) is not identified as material or considered proprietary or confidential at the time it is provided.

8.
Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during, the term of this Agreement or at anytime thereafter, disclose, without the prior written consent or authorization of the Client, any such information identified by Client in writing as confidential information to any person, except to authorized representatives of the Consultant or its affiliates, for any reason or purpose whatsoever. The obligations of Consultant hereunder shall not apply to any information which (a) was in the public domain at the time it was disclosed to Consultant; (b) enters the public domain other than by breach of this Agreement by Consultant; (c) is known to Consultant at the time of its disclosure to Consultant by Client; (d) is disclosed to Consultant by a third party who has the right to do so; (e) is developed by Consultant independently of any disclosure by Client hereunder; (f) is disclosed by Client to a third party without the restrictions and obligations imposed upon Consultant by this Agreement; or (g) is not identified as material or considered proprietary or confidential at the time it is provided. This Section 8 shall survive termination of this Agreement for any reason.

9.
Accuracy of Data. The Client recognizes and confirms that, in advising the Client and in fulfilling its engagement hereunder, the Consultant will use and rely on data, material and other information furnished to the Consultant by the Client. The Client acknowledges and agrees that in performing its Services under this engagement, the Consultant may rely upon the accuracy, completeness or veracity of same. In addition, in the performance of its Services, Consultant may look to others for such factual information, economic advice and/or research and due diligence upon which to base its Services to Client hereunder as the Consultant shall in good faith deem appropriate.

10.
Client Responsibility. The obligations of Consultant described in this Agreement consist solely of the furnishing of information and advice to and for the Client in the form of Services. In no event shall Consultant be required by this Agreement to represent Client or make management decisions for the Client. All decisions with respect to Services provided to Client by Consultant or acts and omissions of the Client or any affiliates and subsidiaries, agents and third party suppliers taken or omitted with respect to Services, shall be those of the Client or such affiliates and subsidiaries, agents and third party suppliers and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such Services, acts or omissions. Client is solely responsible for the content and/or quality of any documents and commercial messages prepared by Consultant on Client's behalf and Client expressly covenants that Client will not use the Services for any misleading or fraudulent purpose including, but not limited to, marketing of unlawful products or violations of securities laws. Client acknowledges that Client is aware that the regulations and laws regarding publication and dissemination of information may change without notice, and that publication, distribution and dissemination of documents or information by Consultant at the request of Client may be subject to significant legal issues and risks. Client acknowledges that Consultant has made no representations, promises or assurances to Client in this regard, and Client has had the opportunity to consult with its own legal counsel with respect to these issues. The parties acknowledge and agree that Consultant shall have no indemnity obligations to Client unless a separate written indemnity agreement is made and executed by the parties concurrently with or subsequent to the date of this Agreement.

11.
Indemnity. The Client shall protect, defend, indemnify and hold Consultant and its employees, advisors, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from or relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein; (b) any legal action, including any counterclaim, to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by the Client herein; (c) negligent actions or omissions of the Client or any employee or agent of the Client, or any reckless or willful misconduct, occurring during the term hereof with respect to any of the decisions made by the Client or (d) any action or proceeding by any third party brought against Consultant and based upon any disclosures made (or omission to disclose) by Client in any public filings or otherwise, or based on a violation of any applicable law by the Client, including but not limited to any applicable state or federal securities laws.

12.
Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and given by personal delivery, courier delivery, facsimile copy (in which case proof of such notice shall be made by sworn affidavit by the sender), or sent by registered or certified mail, postage prepaid, to the principal office of each party as noted below:

Consultant:Casson Media Group, Inc.
14900 Landmark Blvd., Suite 350 Dallas, Texas 75254

Attn: Mike Casson

Fax: 214-905-3829
E-mail: mike@cassonmediagroup.com

Client:Natural Shrimp Holdings, Inc.
P.O. Box 400

La Coste, TX 78039
Attn: Gerald Easterling

Fax: 830-762-3202
E-mail: geasterling@naturalshrimp.com

13.	Waiver of Breach. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

14.
Assignment. This Agreement and the rights and obligations of the Consultant hereunder shall not be assignable to a third party without the written consent of the Client, except as follows: Consultant may

EXHIBIT "A"

Subject to the terms of this Agreement including completion of Consultant's due diligence and so long as no default by Client exists, the Consultant agrees to provide the following Services to the Client (also referred to herein below as the "Company"):

1.
The Consultant shall provide consulting and advisory services to the Client as an independent management consultant. The Consultant shall make itself available to consult with the Board of Directors, officers, employees, third party suppliers or representatives and agents of the Client at reasonable times, and in mutually agreed upon locations concerning matters pertaining to the overall business and marketing operations of the Client.

Consultant will assist in the preparation of Services (approved by Client or Client's designated agent) as may be further described in this Agreement. Client or its designated agent will approve in writing in a timely manner all such Services submitted to Client for approval prior to publication, distribution or other public dissemination.

2.
In particular, Consultant shall develop and facilitate the execution of a financial communications and market awareness program for the Company that may include a variety of media/marketing elements including but not necessarily limited to e-mail distribution of public information including research reports, expanded news release strategies, appropriate investment newsletter/analyst coverage, web site exposure on www.investorsinsight.com, an affiliated site:

a. Monthly distribution (or more frequently as appropriate information is available) of public Company information, news releases and summaries of independent research coverage to the Consultant's proprietary high net worth investor database of approximately 750,000 individuals and 75,000 institutional investors including fund managers, broker dealers, investment bankers and licensed retail brokers.

Distribution will be made primarily through the Consultant's affiliated publication entitled, The Momentum Investor, an on-line email news wire, and distributed as such public information is made available.

b. Develop a 1-2-page Corporate Profile/Executive Summary that can be distributed to the Consultant's proprietary investor database and posted to multiple Internet web sites as appropriate.

c. Introduction of Company to affiliated and non-affiliated investment newsletter editors, who may develop independent analyses of micro and small-cap companies and publish appropriate recommendations to their subscription and readership audiences.

d. Development and execution of an integrated digital strategy consisting of an Investment Newsletter/Analyst E-Mail Shareholder Acquisition Program and On-line Distribution of Independent Research report(s) designed to reinforce and enhance results of the market awareness campaign.

e. Development of a corporate "Investor's Information Kit" suitable for digital downloading.

f. Placement of Company research report(s) and banner ads on www.investorsinsight.com and placement of banner ads in selected Investorslnsight newsletters.

The successful execution of the financial communications and market awareness program is contingent upon (1) the Company listing and reporting as a public company; (2) the Company maintaining a corporate web site with up-to-date, accurate information which specifically includes a comprehensive, integrated investor relations section; (3) the Company continuing an investor relations/press relations news strategy that reports significant newsworthy events; (4) Securing and maintaining appropriate independent third party research coverage; and (5) the Company's timely preparation and filing of all appropriate quarterly, annual and interim reports including financial results. Client acknowledges that the absence of any of the foregoing contingencies could have a material adverse effect on the successful execution of the Services. Consultant will co-operate with and assist Client in connection with matters that may arise as a result of the engagement of such service providers or the development of said services. Client hereby agrees to hold Consultant harmless for all acts or actions of any third party service providers.

3. COMPANY OBJECTIVES: The Client would like to develop and execute a financial communications strategy that is intended to increase market awareness of the Company's stock, which in turn may cause the stock to experience greater trading volume, and may increase the number of individual and institutional shareholders in the Company.

Therefore, the Consultant will work with the Client to develop and implement a program intended to assist the
Company in achieving its objectives as stated above and, as such, Consultant hereby proposes the following.

FINANCIAL COMMUNICATIONS AND MARKET AWARENESS PROGRAM After receipt of payment for Services as noted in Exhibit "B," Consultant shall:

a.	Execute the Financial Communications and Market Awareness Strategy — Consultant will execute a six (6) month program strategy which is intended to help the Company achieve its objectives as stated in Paragraph Three (3) above.

b.	Implement an Integrated Financial Communications and Market Awareness Program -

Consultant will utilize such media channels, publishing strategies, marketing elements and communications tools as referenced in Paragraph Two (2) above and execute same through an integrated communications campaign as Consultant reasonably believes are best suited for achieving the Company's objectives.

Consultant will, to the best of its abilities, complete the Services within the Term of the Agreement. Consultant will use its best efforts to achieve the Client's objectives as set forth above but cannot guarantee success as a result of the implementation of such Services.

4. Consultant will advise Client or Client's designated agent of any and all requests received by the Consultantfor corporate information packages, annual reports and other company information in a timely manner.

5. Consultant is NOT providing legal, accounting or investment banking advice or services to the Client or to the Company under the terms of this Agreement.

CONSULTANT: CLIENT:

CASSON MEDIA GROUP, INC.NATURAL SHRIMP HOLDINGS, INC.

By:/s/Mike Casson                                                                                     By: /s/ Gerald Easterling
Name: Mike Casson                                                                                     Name: Gerald Easterling
Title: President & CEO                                                                                                Title: President

assign this Agreement to a successor corporation or affiliate, in which case the assignee will assume all obligations under this Agreement as though it were the Consultant.

15.
Mandatory Arbitration. Any disputes arising out of the Agreement or related to the performance under this Agreement shall be referred to and be resolved solely through Arbitration. The parties consent to the arbitration being administered and conducted in accordance with the rules and regulations of the American Arbitration Association. . The unsuccessful party shall bear the costs of the arbitration including without limitation the reasonable costs of the successful party's attorney fees. The parties agree that and intend that the results of the arbitration shall be final and binding on, and non-appealable by, the parties. Each party hereby waives recourse to the courts in lieu of arbitration, save and except for the sole purpose of enforcement of any arbitration award.

16.	Governing Laws. This Agreement shall be governed by the laws of the State of Texas.

17.
Severability. All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by any court of competent jurisdiction, then the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

18.
Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties.

19.
Waiver and Modification. Any waiver, alteration or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, from time-to-time, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

20.	Succession. This Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns.

21.
Counterpart and Facsimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CONSULTANT: CLIENT:

CASSON MEDIA GROUP, INC.NATURAL SHRIMP HOLDINGS, INC.

By:/s/Mike Casson                                                                                     By: /s/ Gerald Easterling
Name: Mike Casson                                                                                   Name: Gerald Easterling
Title: President & CEO                                                                              Title: President

EXHIBIT "B"

The Client agrees to compensate the Consultant under this Agreement as listed below, the following nonrefundable and non-ratable retainer of an aggregate US$60,000 and 240,000 shares of the Company's common stock, to be paid as follows:

1. On or before the Effective Date, the Client agrees to issue Consultant the sum of 240,000 shares of the Company's common stock to John M. Casson for partial payment of Services as noted in Exhibit "A." The number of shares of common stock will be adjusted for any stock splits or dividends prior to the time of issue.

2. The cash portion of the retainer shall be paid in tranches as follows:

a.	On or before the Effective Date, the Client agrees to wire US$10,000 to the Consultant.

b.	When the Client has raised capital in the amount of US$250,000, US$20,000 will become due and payable.

c.	When the Client has raised capital in the amount of US$500,000, the final US$30,000 shall become due and payable.

CONSULTANT: CLIENT:

CASSON MEDIA GROUP, INC.NATURAL SHRIMP HOLDINGS, INC.

By:/s/Mike Casson                                                                                     By: /s/ Gerald Easterling
Name: Mike Casson                                                                                   Name: Gerald Easterling
Title: President & CEO                                                                              Title: President

Bank Wire Instructions for Casson Media Group, Inc

Reserved:

Issue stock certificate in the name of John M. Casson Mail certificate to:

Mike Casson

14900 Landmark Blvd. Suite #350 Dallas, Texas 75254